Exhibit 99.1

Shimmick Corporation Announces Fourth Quarter and Fiscal Year 2024 Results

Irvine, CA, March 13, 2025 – Shimmick Corp. (NASDAQ: SHIM), a leading water infrastructure company, today announced financial results for the fourth quarter and fiscal year ended January 3, 2025.

Highlights

•
Reported revenue of $104 million, which includes $80 million of Shimmick Projects revenue, for Q4 2024, and revenue of $480 million, which includes $356 million of Shimmick Projects revenue, for FY2024
•
Reported liquidity of $100 million as of January 3, 2025, reflecting the positive outcomes of the Transformation Plan implemented in 2024. Further and on March 12, 2025, we entered into a new credit agreement which replaced the MidCap Revolving Credit Facility and provides a total commitment of $15 million.
•
Recognized a net loss of $38 million and Adjusted EBITDA of $(27) million for Q4 2024, largely attributable to Legacy Projects
•
Backlog is over $822 million as of January 3, 2025, with over 87% being Shimmick Projects
•
Project wins in target markets and delivery methods provides a head start for our new strategy and will contribute to 2025 revenue & backlog:
o
Murray Street Bridge and Wastewater Headworks Rehabilitation for the City of Santa Cruz (Fixed Price contract),
o
North Hollywood Bus Rapid Transit for the Los Angeles Metropolitan Transportation Authority (Collaborative contract), and
o
California Palisades Fire Debris Removal Project with Shimmick in a subcontractor role (Reimbursable contract)

“Since I joined Shimmick in December 2024, I have been constantly impressed with the technical expertise, capabilities and commitment of our staff and our strong market relationships and reputation”, said Ural Yal, Chief Executive Officer of Shimmick.

“Shimmick has a great opportunity for sustained growth in the near and mid-term with market conditions closely matching our core skillset. Following the resolution of legacy issues in 2024, we are going into 2025 with strong liquidity and a lower-risk portfolio. Most importantly, we have a comprehensive strategy to take advantage of an expanded pipeline of opportunities, improve our backlog and project performance and invest in our people and we have already made substantial progress in the last three months. I am looking forward to a strong 2025 for our company.”

Financial Results

A summary of our results is included in the table below:

	Three Months Ended		Fiscal Year Ended
(In millions, except per share data)	January 3, 2025	December 29, 2023	January 3, 2025	December 29, 2023
Revenue	$104	$138	$480	$633
Gross margin	(21)	-	(56)	22
Net loss attributable to Shimmick Corporation	(38)	(17)	(125)	(3)
Adjusted net (loss) income	(31)	(14)	(81)	11
Adjusted EBITDA	(27)	(9)	(61)	30
Diluted (loss) income per common share attributable to Shimmick Corporation	$(1.13)	$(0.74)	$(4.10)	$0.11
Adjusted diluted (loss) income per common share attributable to Shimmick Corporation	$(0.91)	$(0.59)	$(2.66)	$1.35

The following table presents revenue and gross margin data for the three months and fiscal year ended January 3, 2025 compared to the three months and fiscal year ended December 29, 2023:

	Three Months Ended		Fiscal Year Ended
(In millions, except percentage data)	January 3, 2025	December 29, 2023	January 3, 2025	December 29, 2023
Shimmick Projects(1)
Revenue	$80	$85	$356	$386
Gross Margin	$2	$9	$12	$38
Gross Margin (%)	2%	11%	3%	10%
Legacy Projects(2)
Revenue	$18	$46	$93	$199
Gross Margin	$(12)	$(8)	$(49)	$(7)
Gross Margin (%)	(69)%	(17)%	(53)%	(3)%
Foundations Projects(3)
Revenue	$5	$7	$31	$48
Gross Margin	$(10)	$(2)	$(18)	$(9)
Gross Margin (%)	(189)%	(28)%	(59)%	(19)%
Consolidated Total
Revenue	$104	$138	$480	$633
Gross Margin	$(21)	$(0)	$(56)	$22
Gross Margin (%)	(20)%	(0)%	(12)%	4%

(1) Shimmick Projects are those projects started after prior ownership that have focused on water infrastructure and other critical infrastructure.

(2) Legacy Projects are those projects started under prior ownership.

(3) Projects that focus on foundation drilling are referred to as "Foundations Projects". The Company entered into an agreement to sell the assets of non-core foundation projects in the second quarter of 2024 and continued to wind down work during the 2024 fiscal year. As a result, revenue recognized on Foundations Projects declined during the remainder of the 2024 fiscal year

Shimmick Projects

Shimmick Projects have focused on water infrastructure and other critical infrastructure. Revenue recognized on Shimmick Projects was $80 million and $85 million for the three months ended January 3, 2025 and December 29, 2023, respectively. The $5 million decrease in revenue was primarily the result of a $17 million decrease from lower activity on existing jobs related to weather and client-driven delays partially offset by $12 million of revenue from a new water infrastructure job.

Gross margin recognized on Shimmick Projects was $2 million and $9 million for the three months ended January 3, 2025 and December 29, 2023, respectively. The decrease in gross margin was primarily the result of a $15 million increase in cost of revenue, schedule extensions and a decrease in revenue from existing projects that are winding down, partially offset by an aggregate of $8 million of gross margin from a new water infrastructure project and ramp up of a transportation project.

Legacy Projects

As part of the AECOM Sale Transactions, we acquired the Legacy Projects and backlog. Legacy Projects revenue was $18 million for the three months ended January 3, 2025, a decline of $28 million as compared to the three months ended December 29, 2023. The decline in revenue was primarily driven by continued impacts of Legacy Projects winding down during fiscal 2024.

Gross margin was $(12) million for the three months ended January 3, 2025 as compared to $(8) million for the three months ended December 29, 2023, primarily as a result of projects winding down and additional cost overruns on Legacy Loss Projects (as defined below) that have experienced additional increases in the cost to complete as well as additional legal fees to pursue contract modifications and recoveries.

A subset of Legacy Projects ("Legacy Loss Projects") have experienced significant cost overruns due to the COVID pandemic, design issues, legal costs and other factors. In the Legacy Loss Projects, we have recognized the estimated costs to complete and the loss expected from these projects. If the estimates of costs to complete fixed-price contracts indicate a further loss, the entire amount of the additional loss expected over the life of the project is recognized as a period cost in the cost of revenue. As these Legacy Loss Projects continue to wind down to completion, no further gross margin will be recognized and in some cases, there may be additional costs associated with these projects. Revenue recognized on these Legacy Loss Projects was $11 million and $27 million for the three months ended January 3, 2025 and December 29, 2023, respectively. Gross margin recognized on these Legacy Loss Projects was $(11) million and $1 million for the three months ended January 3, 2025 and December 29, 2023, respectively. The change in gross margin was primarily the result of additional increases in the cost to complete as well as additional legal fees to pursue contract modifications and recoveries.

Foundations Projects

The Company entered into an agreement to sell the assets of our non-core Foundations Projects in the second quarter of 2024 and continued to wind down work during the 2024 fiscal year. As a result, revenue recognized on Foundations Projects declined during the 2024 fiscal year. Revenue recognized on Foundations Projects was $5 million and $7 million for the three months ended January 3, 2025 and December 29, 2023, respectively. The decline in revenue was the result of timing of jobs winding down following the asset sale.

Gross margin recognized on Foundations Projects was $(10) million and $(2) million for the three months ended January 3, 2025 and December 29, 2023, respectively. The decline in gross margin was the result of increases in cost to complete.

Selling, general and administrative expenses

Selling, general and administrative expenses were consistent with prior year quarter.

Equity in loss of unconsolidated joint ventures

Equity in loss of unconsolidated joint ventures was $(4) million, compared to earnings of $1 million in the prior year quarter. The decrease was primarily driven by increased costs during the three months ended January 3, 2025 due to schedule extensions experienced on two projects which are scheduled to be completed during the second quarter of fiscal 2025.

Gain on sale of assets

Gain on sale of assets were consistent with the prior year quarter.

Interest expense

Interest expense remained flat compared to the prior year quarter.

Income tax benefit

Income tax benefit of $1 million was recognized for the three months ended January 3, 2025, primarily as the result of a decrease in income taxes payable. No taxable income was recognized for the three months ended December 29, 2023, thus no income tax expense was recorded.

Net loss

Net loss increased by $21 million to a net loss of $38 million for the three months ended January 3, 2025, primarily due to a decrease in gross margin of $20 million stemming primarily from gross margin declines in the Foundations Projects and Legacy Loss Projects. A decrease in equity in earnings of unconsolidated joint ventures of $5 million also contributed to the change, partially offset by an increase in other income, net of $3 million and increase in income tax benefit of $1 million, all as described above.

Diluted loss per common share was $(1.13) for the three months ended January 3, 2025, compared to diluted loss per common share of $(0.74) for the same period in 2023.

Adjusted net loss was $31 million for the three months ended January 3, 2025, compared to an adjusted net loss of $14 million for the same period in 2023 due to the higher net loss in the quarter.

Adjusted diluted loss per common share was $(0.91) for the three months ended January 3, 2025, compared to $(0.59) for the same period in 2023.

Adjusted EBITDA was $(27) million for the three months ended January 3, 2025, compared to $(9) million for the same period in 2023.

Fiscal Year 2025 Guidance

For the full 2025 fiscal year, we expect:

•
Shimmick Projects revenue to increase 10% to 15%, with overall gross margin between 9% and 12%
•
Legacy Projects and Foundations Projects revenue between $50 million and $60 million with gross margin between (5)% and (15)% as we complete these projects
•
Adjusted EBITDA between $15 million and $25 million.

Conference Call and Webcast Information

Shimmick will host an investor conference call Thursday, March 13, 2025 at 5:00 pm EST. Interested parties are invited to listen to the conference call which can be accessed live over the phone by dialing (877) 869-3847, or for international callers, (201) 689-8261. A replay will be available two hours after the call and can be accessed by dialing (877) 660-6853, or for international callers, (201) 612-7415. The passcode for the live call and the replay is 13750884. The replay will be available until 11:59 p.m. (ET) April 3, 2025. Interested investors and other parties may also listen to a simultaneous webcast of the conference call by visiting the Investors section of the Company’s website at www.shimmick.com. The online replay will be available for a limited time beginning immediately following the call.

About Shimmick Corporation

Shimmick Corporation ("Shimmick", the "Company") (NASDAQ: SHIM) is an industry leader in delivering turnkey infrastructure solutions that strengthen critical markets across water, energy, climate resiliency, and sustainable transportation. We integrate technical excellence with collaborative project delivery methods to provide innovative, technology-driven infrastructure solutions that accelerate economic growth and empower communities nationwide. With a track record that spans over a century, Shimmick, headquartered in California, unites deep engineering heritage with entrepreneurial spirit to tackle today's most complex infrastructure challenges. For more information, visit www.shimmick.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These forward-looking statements are often characterized by the use of words such as “may,”

“should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words. Forward-looking statements are only predictions based on our current expectations and our projections about future events, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances, including, but not limited to, unanticipated events, after the date on which such statement is made, unless otherwise required by law. Forward-looking statements contained in this release include, but are not limited to, statements about: expected future financial performance (including the assumptions related thereto), including our revenue, net loss, backlog and Adjusted EBITDA; our growth prospects; our expectations regarding profitability; our strategic transformation towards becoming more capital-efficient business; our market relationships and reputation; our core capabilities and skillset; the risk profile of our project portfolio; and our capital plans and expectations related thereto. These statements involve risks and uncertainties, and actual results may differ materially from any future results expressed or implied by the forward-looking statements. Forward-looking statements are only predictions based on our current expectations and our projections about future events, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances, including, but not limited to, unanticipated events, after the date on which such statement is made, unless otherwise required by law.

We wish to caution readers that, although we believe any forward-looking statements are based on reasonable assumptions, certain important factors may have affected and could in the future affect our actual financial results and could cause our actual financial results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on our behalf, including, but not limited to, the following: our ability to accurately estimate risks, requirements or costs when we bid on or negotiate a contract; the impact of our fixed-price contracts; qualifying as an eligible bidder for contracts; the availability of qualified personnel, joint venture partners and subcontractors; inability to attract and retain qualified managers and skilled employees and the impact of loss of key management; higher costs to lease, acquire and maintain equipment necessary for our operations or a decline in the market value of owned equipment; subcontractors failing to satisfy their obligations to us or other parties or any inability to maintain subcontractor relationships; marketplace competition; our limited operating history as an independent company following our separation from AECOM; our inability to obtain bonding; our relationship and transactions with our prior owner, AECOM; AECOM defaulting on its contractual obligations to us or under agreements in which we are beneficiary; our limited number of customers; dependence on subcontractors and suppliers of materials; any inability to secure sufficient aggregates; an inability to complete a merger or acquisition or to integrate an acquired company’s business; adjustments in our contract backlog; accounting for our revenue and costs involves significant estimates, as does our use of the input method of revenue recognition based on costs incurred relative to total expected costs; material impairments; any failure to comply with covenants under any current indebtedness, and future indebtedness we may incur; the adequacy of sources of liquidity; cybersecurity attacks against, disruptions, failures or security breaches of, our information technology systems; seasonality of our business; pandemics and public health emergencies; commodity products price fluctuations and inflation (and actions taken by monetary authorities in response to inflation) and/or elevated interest rates; liabilities under environmental laws, compliance with immigration laws, and other regulatory matters, including changes in regulations and laws; climate change; deterioration of the U.S. economy; changes in state and federal laws, regulations or policies under the new Presidential administration, including changes in trade policies and regulations, including the potential for increases or changes in duties, current and potentially new tariffs or quotas, and geopolitical risks, including those related to the war between Russia and Ukraine and the conflict in the Gaza strip and Red Sea Region; and other risks detailed in our filings with the Securities and Exchange Commission, including the “Risk Factors” section in our Annual Report on Form 10-K for the fiscal year ended January 3, 2025 and those described from time to time in our future reports with the SEC.

Non-GAAP Definitions This press release includes unaudited non-GAAP financial measures, adjusted EBITDA and adjusted net loss and adjusted diluted loss per common share. For definitions of these non-GAAP financial measures and reconciliations to the most comparable GAAP measures, see "Explanatory Notes" and tables that follow in this press release. The presentation of non-GAAP financial measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with GAAP.

Please refer to the Reconciliation between Net loss Attributable to Shimmick Corporation and Adjusted net loss and Adjusted diluted loss per common share included within Table A and the Reconciliation between Net Loss Attributable to Shimmick Corporation and Adjusted EBITDA included within Table B below.

We do not provide a reconciliation for forward-looking non-GAAP guidance because we are unable to predict certain items contained in the U.S. GAAP measures without unreasonable efforts. These items may include legal fees and other costs for a legacy loss project, acquisition-related costs, litigation charges or settlements, and certain other unusual adjustments.

Investor Relations Contact

1-949-704-2350

IR@shimmick.com

Shimmick Corporation

Consolidated Balance Sheets

(In thousands, except share data)

(unaudited)

	January 3,	December 29,
	2025	2023
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$33,730	$62,939
Restricted cash	2,065	971
Accounts receivable, net	42,988	54,178
Contract assets, current	46,603	125,943
Prepaids and other current assets	15,614	13,427

TOTAL CURRENT ASSETS	141,000	257,458

Property, plant and equipment, net	19,132	46,373
Intangible assets, net	6,667	9,244
Contract assets, non-current	23,517	48,316
Lease right-of-use assets	24,232	23,855
Investment in unconsolidated joint ventures	19,016	21,283
Deferred tax assets	-	17,252
Other assets	300	2,871

TOTAL ASSETS	$233,864	$426,652

LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY

CURRENT LIABILITIES
Accounts payable	$46,475	$81,589
Contract liabilities, current	102,524	115,785
Accrued salaries, wages and benefits	28,950	26,911
Accrued expenses	38,556	33,897
Other current liabilities	13,759	13,071

TOTAL CURRENT LIABILITIES	230,264	271,253

Long-term debt, net	9,478	29,627
Lease liabilities, non-current	15,987	15,045
Contract liabilities, non-current	113	3,215
Contingent consideration	4,686	15,488
Deferred tax liabilities	-	17,252
Other liabilities	8,010	4,282

TOTAL LIABILITIES	268,538	356,162

STOCKHOLDERS' (DEFICIT) EQUITY
Common stock, $0.01 par value, 100,000,000 shares authorized as of January 3, 2025 and December 29, 2023; 34,271,214 and 25,493,877 shares issued and outstanding as of January 3, 2025 and December 29, 2023, respectively	343	255
Additional paid-in-capital	43,353	24,445
Retained (deficit) earnings	(78,211)	46,537
Non-controlling interests	(159)	(747)

TOTAL STOCKHOLDERS' (DEFICIT) EQUITY	(34,674)	70,490

TOTAL LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY	$233,864	$426,652

Shimmick Corporation

Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended		Fiscal Year Ended
	January 3,	December 29,	January 3,	December 29,
	2025	2023	2025	2023
Revenue	$103,552	$138,062	$480,236	$632,806
Cost of revenue	124,400	138,467	535,885	610,434
Gross margin	(20,848)	(405)	(55,649)	22,372
Selling, general and administrative expenses	16,088	16,284	63,966	64,125
ERP pre-implementation asset impairment and associated costs	—	—	15,708	—
Total operating expenses	16,088	16,284	79,674	64,125
Equity in (loss) earnings of unconsolidated joint ventures	(3,949)	784	(4,728)	10,354
Gain on sale of assets	140	85	20,725	31,834
(Loss) income from operations	(40,745)	(15,820)	(119,326)	435
Interest expense	1,056	1,264	5,426	2,284
Other (income) expense, net	(2,376)	389	959	437
Net loss before income tax	(39,425)	(17,473)	(125,711)	(2,286)
Income tax benefit	963	—	963	—
Net loss	(38,462)	(17,473)	(124,748)	(2,286)
Net income attributable to non-controlling interests	—	3	—	260
Net loss attributable to Shimmick Corporation	$(38,462)	$(17,476)	$(124,748)	$(2,546)
Net loss attributable to Shimmick Corporation per common share
Basic	$(1.13)	$(0.74)	$(4.10)	$(0.11)
Diluted	$(1.13)	$(0.74)	$(4.10)	$(0.11)

Shimmick Corporation

Consolidated Statements of Cash Flows

(In thousands)

(unaudited)

	Fiscal Year Ended
	January 3,	December 29,
	2025	2023
Cash Flows From Operating Activities
Net loss	$(124,748)	$(2,286)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	6,130	2,062
Depreciation and amortization	15,132	17,121
Equity in loss (earnings) of unconsolidated joint ventures	4,728	(10,354)
Return on investment in unconsolidated joint ventures	694	14,682
ERP pre-implementation asset impairment	10,428	-
Gain on sale of assets	(20,725)	(31,834)
Other, net	3,858	(47)
Changes in operating assets and liabilities:
Accounts receivable, net	11,190	2,251
Due from unconsolidated joint ventures	-	313
Contract assets	104,139	(9,334)
Accounts payable	(35,114)	13,747
Contract liabilities	(13,260)	(47,940)
Accrued expenses	9,940	(26,861)
Accrued salaries, wages and benefits	2,039	(8,975)
Other assets and liabilities	4,310	(645)
Net cash used in operating activities	(21,259)	(88,100)
Cash Flows From Investing Activities
Purchases of property, plant and equipment	(10,477)	(7,042)
Proceeds from sale of assets	31,774	35,975
Unconsolidated joint venture equity contributions	(6,460)	(23,170)
Return of investment in unconsolidated joint ventures	204	16,287
Net cash provided by investing activities	15,041	22,050
Cash Flows From Financing Activities
Net borrowings on Credit Agreement	9,496	-
Net (repayments of) borrowings on Revolving Credit Facility	(29,915)	29,915
Proceeds from IPO	-	25,025
Payments of IPO costs	-	(5,961)
Other, net	(1,478)	(1,104)
Net cash (used in) provided by financing activities	(21,897)	47,875
Net decrease in cash, cash equivalents and restricted cash	(28,115)	(18,175)
Cash, cash equivalents and restricted cash, beginning of period	63,910	82,085
Cash, cash equivalents and restricted cash, end of period	$35,795	$63,910
Reconciliation of cash, cash equivalents and restricted cash to the Consolidated Balance Sheets
Cash and cash equivalents	33,730	62,939
Restricted cash	2,065	971
Total cash, cash equivalents and restricted cash	$35,795	$63,910

EXPLANATORY NOTES

Non-GAAP Financial Measures

Adjusted Net (Loss) Income and Adjusted Diluted Earnings Per Common Share

Adjusted net (loss) income represents Net loss attributable to Shimmick Corporation adjusted to eliminate stock-based compensation, ERP pre-implementation asset impairment and associated costs, legal fees and other costs for Legacy Projects and other costs. We have also made an adjustment for transformation costs we have incurred including advisory costs in connection with settling outstanding claims, exiting the Legacy Projects and transforming the Company to shift our strategy to meet the nation’s growing need for water and other critical infrastructure and grow our business.

We have included Adjusted net (loss) income in this press release because it is a key measure used by our management and board of directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short and long-term operational plans. In particular, we believe that the exclusion of the income and expenses eliminated in calculating Adjusted net (loss) income can provide a useful measure for period-to-period comparisons of our core business. Accordingly, we believe that Adjusted net (loss) income provides useful information to investors and others in understanding and evaluating our results of operations.

Our use of Adjusted net (loss) income as an analytical tool has limitations, and you should not consider it in isolation or as a substitute for analysis of our financial results as reported under GAAP. Some of these limitations are:

•
Adjusted net (loss) income does not reflect changes in, or cash requirements for, our working capital needs,
•
Adjusted net (loss) income does not reflect the potentially dilutive impact of stock-based compensation, and
•
other companies, including companies in our industry, might calculate Adjusted net (loss) income or similarly titled measures differently, which reduces their usefulness as comparative measures.

Because of these and other limitations, you should consider Adjusted net (loss) income alongside Net loss attributable to Shimmick Corporation, which is the most directly comparable GAAP measure.

Table A

Reconciliation between Net loss attributable to

Shimmick Corporation and Adjusted net (loss) income

(unaudited)

	Three Months Ended		Fiscal Year Ended
	January 3,	December 29,	January 3,	December 29,
(In thousands)	2025	2023	2025	2023
Net loss attributable to Shimmick Corporation	$(38,462)	$(17,476)	$(124,748)	$(2,546)
Transformation costs (1)	2,535	—	7,067	—
Stock-based compensation	2,826	515	6,130	2,062
ERP pre-implementation asset impairment and associated costs(2)	—	—	15,708	—
Legal fees and other costs for Legacy Projects (3)	2,234	2,394	14,030	8,740
Other (4)	(32)	613	828	2,421
Adjusted net (loss) income	$(30,899)	$(13,954)	$(80,985)	$10,677
Adjusted net (loss) income attributable to Shimmick Corporation per common share
Basic	$(0.91)	$(0.59)	$(2.66)	$0.48
Diluted	$(0.91)	$(0.59)	$(2.66)	$1.35

(1) Consists of transformation-related costs we have incurred including advisory costs in connection with settling outstanding claims in connection with exiting certain Legacy Projects as part of the Company’s growth strategy to address and capitalize on the nation’s growing need for water and other critical infrastructure.

(2) Reflects a strategic decision to enhance the Company’s current ERP system rather than implementing a new platform which, due to prior investments and remaining contractual obligations, resulted in a charge of approximately $16 million in the third quarter of fiscal 2024.

(3) Consists of legal fees and other costs incurred in connection with claims relating to Legacy Projects.

(4) Consists of transaction-related costs and changes in fair value of contingent consideration remaining after the impact of transactions with our prior owner.

Adjusted EBITDA

Adjusted EBITDA represents our Net loss attributable to Shimmick Corporation before interest expense, income tax benefit and depreciation and amortization, adjusted to eliminate stock-based compensation, ERP pre-implementation asset impairment and associated costs, legal fees and other costs for Legacy Projects and other costs. We have also made an adjustment for transformation costs we have incurred including advisory costs in connection with settling outstanding claims, exiting the Legacy Projects and transforming the Company to shift our strategy to meet the nation’s growing need for water and other critical infrastructure and grow our business.

We have included Adjusted EBITDA in this press release because it is a key measure used by our management and board of directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short and long-term operational plans. In particular, we believe that the exclusion of the income and expenses eliminated in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of our core business.

Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our results of operations.

Our use of Adjusted EBITDA as an analytical tool has limitations, and you should not consider it in isolation or as a substitute for analysis of our financial results as reported under GAAP. Some of these limitations are:

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized might have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements,
•
Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs,
•
Adjusted EBITDA does not reflect the potentially dilutive impact of stock-based compensation,
•
Adjusted EBITDA does not reflect interest or tax payments that would reduce the cash available to us, and
•
other companies, including companies in our industry, might calculate Adjusted EBITDA or similarly titled measures differently, which reduces their usefulness as comparative measures.

Because of these and other limitations, you should consider Adjusted EBITDA alongside Net loss attributable to Shimmick Corporation, which is the most directly comparable GAAP measure.

Table B

Reconciliation between Net loss attributable to

Shimmick Corporation and Adjusted EBITDA

(unaudited)

	Three Months Ended		Fiscal Year Ended
	January 3,	December 29,	January 3,	December 29,
(In thousands)	2025	2023	2025	2023
Net loss attributable to Shimmick Corporation	$(38,462)	$(17,476)	$(124,748)	$(2,546)
Interest expense	1,056	1,264	5,426	2,284
Income tax benefit	(963)	—	(963)	—
Depreciation and amortization	3,486	3,935	15,132	17,121
Transformation costs (1)	2,535	—	7,067	—
Stock-based compensation	2,826	515	6,130	2,062
ERP pre-implementation asset impairment and associated costs(2)	—	—	15,708	—
Legal fees and other costs for Legacy Projects (3)	2,234	2,394	14,030	8,740
Other (4)	(32)	613	828	2,421
Adjusted EBITDA	$(27,320)	$(8,755)	$(61,390)	$30,082

(1) Consists of transformation-related costs we have incurred including advisory costs in connection with settling outstanding claims in connection with exiting certain Legacy Projects as part of the Company’s growth strategy to address and capitalize on the nation’s growing need for water and other critical infrastructure.

(2) Reflects a strategic decision to enhance the Company’s current ERP system rather than implementing a new platform which, due to prior investments and remaining contractual obligations, resulted in a charge of approximately $16 million in the third quarter of fiscal 2024.

(3) Consists of legal fees and other costs incurred in connection with claims relating to Legacy Projects.

(4) Consists of transaction-related costs and changes in fair value of contingent consideration remaining after the impact of transactions with our prior owner.